Exhibit 99.2

Contact:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Emily Pai

Investor Relations

(212) 297-1000

Gramercy Property Trust Announces Pricing of Private Offering of

$100 Million of 3.75% Exchangeable Senior Notes due 2019

New York, NY – March 19, 2014 - Gramercy Property Trust Inc. (NYSE: GPT) (the “Company”) announced today that GPT Property Trust LP (the “Operating Partnership”), the wholly-owned subsidiary through which the Company conducts its operations, has priced a private offering of $100 million aggregate principal amount of the Operating Partnership’s 3.75% Exchangeable Senior Notes due 2019, which will be sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The notes will be senior unsecured obligations of the Operating Partnership and will be guaranteed by the Company on a senior unsecured basis. The Operating Partnership also granted the initial purchasers a 30-day option to purchase up to an additional $15 million aggregate principal amount of the notes to cover over-allotments, if any. The closing of the sale of the notes is expected to occur on March 24, 2014, subject to the satisfaction of customary closing conditions.

The notes will pay interest semi-annually at a rate of 3.75% per annum and mature on March 15, 2019, unless redeemed, repurchased or exchanged in accordance with their terms prior to such date. The notes will have an initial exchange rate, subject to adjustment, of 161.1863 shares of the Company’s common stock per $1,000 principal amount of the notes, representing an exchange price of approximately $6.20 per share of the Company’s common stock and an exchange premium of approximately 20% based on the last reported sale price of $5.17 per share of Company common stock on March 18, 2014.

The notes will be exchangeable, under certain circumstances, for cash, for shares of the Company’s common stock or for a combination of cash and shares of the Company’s common stock, at the Operating Partnership’s election. The notes will also be exchangeable prior to the close of business on the second scheduled trading day immediately preceding the stated maturity date, at any time beginning on December 15, 2018, and also upon the occurrence of certain events. The number of shares of the Company’s common stock that holders will be eligible to receive upon exchange of the notes will be subject to an "exchange share cap" unless and until the Company obtains stockholder approval to issue more than 19.99% of the Company’s common stock outstanding on the closing date, in accordance with the listing standards of the New York Stock Exchange. Unless and until such stockholder approval is obtained, the Operating Partnership will be deemed to have elected combination settlement with a specified dollar amount per $1,000 principal amount of notes of at least $1,000 for all notes submitted for exchange, which means the Operating Partnership will be obligated to settle its exchange obligation by paying up to the specified dollar amount with respect to such notes in cash and delivering shares of the Company’s common stock for any exchange value in excess of such specified dollar amount.

On or after March 20, 2017, in certain circumstances, the Operating Partnership may redeem all or part of the notes for cash at a price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The Operating Partnership expects to use the net proceeds from the offering to reduce amounts outstanding under its $150 million senior secured revolving credit facility and for general corporate purposes, including acquisitions of target assets consistent with its investment strategies, and for working capital purposes.

The notes and any shares of the Company’s common stock that may be issued upon exchange of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This release does not constitute an offer to sell or a solicitation of an offer to buy any of the notes or shares of the Company’s common stock, nor shall there be any sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum.

About Gramercy Property Trust

Gramercy Property Trust Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing industrial and office properties net leased to high quality tenants in major markets throughout the United States. The Company also operates an asset management business that manages for third-parties, including our joint venture partners, commercial real estate assets.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company's present expectations, but these statements are not guaranteed to occur. For example, the fact that the offering described above has priced may imply that the offering will close, but closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. In addition, the fact that the initial purchasers have an over-allotment option may imply that this option will be exercised. However, the initial purchasers will not be under any obligation to exercise any such option, or any portion of it, and they may not do so. Investors should not place undue reliance upon forward-looking statements.